Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "First Amendment"), dated as of February 12, 2010, is between BLACKWATER NEW ORLEANS, L.L.C. (the "Borrower") and JPMORGAN CHASE BANK, N.A. ("Bank"), as follows:

RECITALS

A.           Borrower and Bank have executed a Credit Agreement, dated as of December 23, 2008 and a letter agreement dated April 21, 2009 (collectively, the "Credit Agreement") relating to an initial loan in the principal amount of $2,500,000.

B.           The Borrower has requested an additional non-revolving line of credit in the amount of $2,150,000, and the Bank is willing to make such loan on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the parties hereto agree as follows:

1.           Section 1 (Credit Facilities) of the Credit Agreement is hereby amended to add a new subsection 1.2 to read as follows:

1.2
Loans. The Bank has heretofore made a $2,500,000 term loan to the Borrower and upon satisfaction of the conditions precedent set forth in this First Amendment, the Bank agrees to make a $2,150,000 non-revolving line of credit available to the Borrower to finance a portion of the construction of three tanks and a dock on the Property. Advances will be made monthly upon the Bank's receipt of a request for advance, copies of any draw request and for copies of invoices related to the work to be completed.

2.           Section 5.2B (Distributions) of the Credit Agreement is hereby amended to read as follows:

A.
Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing default under this Agreement or any other Related Documents and to do so will not cause a default under any of such agreements, the Borrower may pay Distributions to its Equity Owner (Blackwater Midstream Corp) up to the maximum amount of $2,150,000 during any fiscal year beginning with the fiscal year ending March 31, 2011.

3.           Section 4 (Affirmative Covenants) of the Credit Agreement is hereby amended to add a new Section 4.13 to read as follows:

4.13
Convertible Notes. The Borrower will cause Backwater Midstream Corp. ("BWMS") to restructure its convertible debt notes in the aggregate amount of $3,000,000, so that (i) by June 30, 2010 the holders of at least $1,000,000 of said notes will have either extended the maturity date of said notes to a date not earlier than September 30, 2014, or converted said notes to common stock of BWMS, or a combination of both; (ii) by August 31, 2010 the holders of an aggregate of at least $2,000,000 of said notes will have either extended the maturity date of said notes to a date not earlier than September 30, 2014 or converted said notes to common stock of BWMS, or a combination of both; and (iii) by October 31, 2010, the holder of an aggregate of at least $2,850,000 of such notes will have either extended the maturity of said notes to a date not earlier than September 30, 2014 or will have converted said notes to common stock of BWMS, or a combination of both. For purposes of this provision replacement of the notes with other notes with a maturity date not earlier than September 30, 2014 shall be considered the same as an extension of the maturity date of the original notes. So long as the payment thereof will not cause an Event of Default under Section 5.2M, the Borrower may make principal payments during prior to September 30, 2014 in an aggregate amount not to exceed $150,000.

4.               Section 5.2M (Negative Covenants; Fixed Charge Coverage Ratio) of the Credit Agreement is hereby amended to substitute the following definition for "Test Period": "As used in this subsection, the term "Test Period" means each year-to-date period ending on June 30, September 30, December 31 and March 31 of each fiscal year, beginning June 30, 2010.

5.              The Borrower reaffirms that the Collateral for the Credit Facilities shall be (i) Collateral Mortgage, Assignment of Leases and Rents and Security Agreement by the Borrower in favor of the Bank, dated December 23, 2008, covering the Property located at 660 Labauve Drive, Westwego, Louisiana 70094; and (ii) Security Agreement by the Borrower in favor of the Bank of even date herewith covering that certain Terminal Services Agreement between the Borrower and Martin Products Sales, LLC, dated as of November 9, 2009.

6.              This First Amendment shall become effective upon receipt by the Bank of all of the following:

(i)	A fully executed copy of this First Amendment.

(ii)	A fully executed copy of the Security Agreement relating to the Terminal Services Agreement and the filing of a UCC-1 Financing Statement in connection therewith.

(iii)
Evidence of the funding of either (a) a subordinated loan by Blackwater Midstream Corp. to the Borrower (and the delivery of a subordination agreement acceptable to the Bank) or (b) an equity contribution by Blackwater Midstream to the Borrower, or both, in the aggregate amount of $3,000,000.

(iv)	Payment of a facility fee of $16,125 (being 0.75% of the new Credit Facility).

(v)	Payment of all fees of Bank's counsel in connection with the documentation of the new Credit Facility.

(vi)	Borrower's receipt of a U.S. Corps of Engineers permit to reconstruct the dock.

(vii)	Such other conditions as the Bank shall reasonably require.

7.              This First Amendment may be executed in two or more counterparts, and all counterparts taken together shall constitute one and the same instrument.

8.               Except as otherwise specifically amended hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

BORROWER:	BLACKWATER NEW ORLEANS, L.L.C.

By: Blackwater Midstream Corp., Manager

By: /s/ Dale Chatagnier
Name: Dale Chatagnier
Title: Secretary

BANK:	JPMORGAN CHASE BANK, N.A,

By: /s/ William C. Richard
Name: William C. Richard Title: SVP